Exhibit 16.1

Onestop Assurance PAC 10 Anson Road #21-14 International Plaza Singapore 079903 Tel: 9644 9531 Email:audit@onestop-ca.com Website: www.onestop-ca.com

May 13, 2026

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Akso Health Group File No. 001-38245

Commissioners:

We have read the Form 6-K of Akso Health Group to be filed with the Securities and Exchange Commission on or about May 13, 2026. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ Onestop Assurance PAC
Singapore